Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

January 2011 Performance Update

The Frontier Fund Supplement Dated January 31, 2011 to Prospectus Dated April 30, 2010 and the Supplement to the Prospectus Dated January 28, 2011.

The Frontier Fund Class 3

T H E    F RO N T I E R    F U N D’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

January performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	January 31, 2011	January 31, 2011	NAV / Unit
	MTD	YTD
Balanced Series-3a	4.32%	4.32%	$139.44
Long Only Commodity Series-3	1.48%	1.48%	$105.41
Long/Short Commodity Series-3	7.36%	7.36%	$164.54
Managed Futures Index Series-3	1.02%	1.02%	$128.02

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of January 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(34,412.84)
Unrealized trading gain/(loss)			237,828.32
Less: commissions			(4,568.29)
Less: FCM fees			(1,418.83)
Foreign currency gain/(loss)			(510.13)
Interest income			3,845.33

Total Income			200,763.56

EXPENSES

Trading Fee			6,562.04
Management fees			2,159.50
Incentive fees			33,097.46

Total Expenses			41,819.00

Net Income (Loss)			$158,944.56

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	27,616.19684	$3,691,279.59	133.66
Current month additions	—	—
Current month redemptions	(232.16611)	(31,805.81)
Net Income (loss) for current month		158,944.56

Net Asset Value, end of current month	27,384.03073	$3,818,418.34	139.44

	Monthly rate of return		4.32%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Balanced Series 3a

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$79.53
Unrealized trading gain/(loss)			0.24
Less: commissions			—
Less: FCM fees			(1.31)
Foreign currency gain/(loss)			—
Interest income			5.50

Total Income			83.96

EXPENSES

Management fees			3.60
Incentive fees			—

Total Expenses			3.60

Net Income (Loss)			$80.36

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value at inception 1/13/11	—	$—	103.88
Current month additions	52.25380	5,427.97
Current month redemptions	—	—
Net Income (loss) for current month		80.36

Net Asset Value, end of current month	52.25380	$5,508.33	105.41

	Monthly rate of return		1.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long Only Commodity Series 3

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(611,156.17)
Unrealized trading gain/(loss)			2,548,881.26
Less: commissions			(19,285.29)
Less: FCM fees			(9,147.94)
Foreign currency gain/(loss)			(444.40)
Interest income			28,052.68

Total Income			1,936,900.14

EXPENSES

Management fees			90,387.69
Incentive fees			294,438.23

Total Expenses			384,825.92

Net Income (Loss)			$1,552,074.22

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	137,016.83506	$20,998,570.70	153.26
Current month additions	1,812.46839	281,754.13
Current month redemptions	(1,715.87831)	(271,581.76)
Net Income (loss) for current month		1,552,074.22

Net Asset Value, end of current month	137,113.42514	$22,560,817.29	164.54

	Monthly rate of return		7.36%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long/Short Commodity Series 3

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(6,055.38)
Unrealized trading gain/(loss)			9,904.74
Less: commissions			(49.51)
Less: FCM fees			(89.06)
Foreign currency gain/(loss)			19.49
Interest income			339.82

Total Income			4,070.10

EXPENSES

Management fees			367.07
Incentive fees			—

Total Expenses			367.07

Net Income (Loss)			$3,703.03

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value at inception 1/13/11	—	$—	126.73
Current month additions	2,864.05159	362,962.87
Current month redemptions	—	—
Net Income (loss) for current month		3,703.03

Net Asset Value, end of current month	2,864.05159	$366,665.90	128.02

	Monthly rate of return		1.02%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Managed Futures Index Series 3